UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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ENZON PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2009

          To our Stockholders:

          The annual meeting of stockholders (the “Annual Meeting”) of Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon” or the “Company”), will be held at the Doubletree Somerset Hotel & Executive Meeting Center, 200 Atrium Drive, Somerset, NJ 08873, on Thursday, May 21, 2009 at 9:00 a.m., local time, for the following purposes:

1.	To elect two Class I directors, to serve for a term of three years until the Company’s 2012 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

2.

To ratify the selection of KPMG LLP, independent registered public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2009 (Proposal No. 2); and

3.	To transact such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

          Only holders of record of the Company’s common stock at the close of business on April 6, 2009 are entitled to vote at the Annual Meeting.

          We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Sending in your proxy will not prevent you from voting in person at the Annual Meeting. If you vote in person at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

By Order of the Board of Directors,

Paul S. Davit Corporate Secretary

Bridgewater, New Jersey April 13, 2009

          The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008 accompanies this notice but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation materials.

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

PROXY STATEMENT

          Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) is furnishing this Proxy Statement and the enclosed proxy card to stockholders of record of the Company as of April 6, 2009 in connection with the Company’s solicitation of proxies for use at the annual meeting of stockholders and any adjournment(s), postponement(s) or other delays thereof (the “Annual Meeting”) to be held on Thursday, May 21, 2009 at the Doubletree Somerset Hotel & Executive Meeting Center, 200 Atrium Drive, Somerset, NJ 08873 at 9:00 a.m., local time. The accompanying proxy is solicited by the Board of Directors of Enzon (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about April 13, 2009, accompanied by the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008. Enzon’s principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey 08807, telephone (908) 541-8600.

Who May Vote

          Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock” or “Common Shares”), outstanding at the close of business on April 6, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 45,292,050 Common Shares outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

Voting Requirements

          One-third of the Common Shares entitled to vote at the Annual Meeting present in person or by proxy constitutes a quorum for action at the meeting. Directors are elected by a plurality of the votes cast, and the two nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected directors for a three-year term and until their successors are duly elected and qualified. The ratification of the appointment of independent accountants requires the favorable vote of a majority of the Common Shares present or represented by proxy at the Annual Meeting and entitled to vote thereon.

          In the election of directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of independent accountants, abstentions from voting will have the same effect as voting against such ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors’ Voting Recommendations

          The Board of Directors recommends that you vote your shares “FOR” each of the Class I nominees named in this Proxy Statement that are standing for election to the Board of Directors, and “FOR” the ratification of KPMG LLP as our independent accountants.

How to Vote

          You may vote either in person at the Annual Meeting or by proxy whether or not you plan to attend the meeting. To vote by proxy, you should sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

          Giving us your proxy means you authorize the Board’s designated proxyholders (who are identified on the enclosed proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their discretion on such other matters as may properly come before the Annual Meeting. If you sign and return the enclosed proxy card but do not indicate your vote, the designated proxyholders will vote your shares “FOR” the Board’s nominees and “FOR” the ratification of the appointment of our independent accountants.

If You Plan to Attend the Annual Meeting

          Attendance at the Annual Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com for directions to the Annual Meeting.

          If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting. If you hold your Common Shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.

Revoking a Proxy

          You may revoke your proxy by submitting a new proxy with a later date or by notifying our Secretary before the Annual Meeting by mail at the address shown on page 1. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

How We Solicit Proxies

          We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Common Stock. We have engaged the services of D.F. King & Co., Inc. to assist us in the solicitation of proxies for an anticipated fee of $11,000 plus expenses.

If You Receive More Than One Proxy Card

          If you hold your Common Shares in more than one account, you will receive a proxy card for each account. To ensure that all of your Common Shares are voted, please sign, date and return the proxy card for each account. You should vote all of your Common Shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2009

          The proxy statement and annual report to stockholders are available at http://investor.enzon.com/proxy.cfm.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

          Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), the Board of Directors is comprised of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office until the third annual meeting of stockholders after such election and until successors of such directors are duly elected and qualified. The Governance and Nominating Committee has recommended to the Board, and the Board also recommends, that the stockholders elect Dr. Alexander J. Denner and Professor Richard C. Mulligan, the Class I director nominees, at the Annual Meeting to serve until the Company’s 2012 annual meeting of stockholders and until their successors are duly elected and qualified. The proxies solicited by this Proxy Statement cannot be voted for more than two nominees at the Annual Meeting. The nominees for election to the office of director, and certain information with respect to their backgrounds and the backgrounds of directors whose terms continue beyond the Annual Meeting, are set forth below. It is the intention of the Board’s designated proxyholders (who are identified on the enclosed proxy card), unless otherwise instructed, to vote to elect Dr. Denner and Professor Mulligan as Class I directors. In the event that either Dr. Denner or Professor Mulligan is unable or unwilling to serve as a director, discretionary authority is reserved to the Board of Directors to select a substitute. The Board has no reason to believe that any nominee named herein will be unable to serve if elected.

          The terms in office of Phillip M. Renfro and Dr. John Geltosky expire at the Annual Meeting, and Mr. Renfro and Dr. Geltosky are not standing for re-election to the Board.

          The name, age and year in which the term expires of each nominee for election to the Board of Directors and each director whose term continues beyond the Annual Meeting is set forth below.

Name	Age	Director Since	Position with the Company	Term Expires at the Annual Meeting Held In The Year

Nominees:
Alexander J. Denner	39	—	—	—
Richard C. Mulligan	54	—	—	—
Continuing Directors:
Jeffrey H. Buchalter	51	2004	President, Chief Executive Officer and Chairman of the Board	2010
Goran A. Ando, M.D.	60	2004	Director	2010
Victor P. Micati	69	2004	Director	2010
Rolf A. Classon	63	1997	Director	2011
Robert LeBuhn	76	1994	Director	2011
Robert C. Salisbury	65	2005	Director	2011

BUSINESS EXPERIENCE OF DIRECTORS

Class I Director Nominees for Election at the 2009 Annual Meeting

          Alexander J. Denner, Ph.D., serves as Managing Director of entities affiliated with Carl C. Icahn, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (together with Mr. Icahn and certain of his other affiliates, the “Icahn Group”). Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III are private investment funds. Dr. Denner has served in this position since August 2006. From April 2005 to May 2006, Dr. Denner served as a portfolio manager specializing in healthcare investments for Viking Global Investors. Previously Dr. Denner served in a variety of roles at Morgan Stanley, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds. Dr. Denner was the chairman of the Executive Committee of ImClone Systems Incorporated, a publicly traded biopharmaceutical company and a director from April 2006 until ImClone was purchased in December 2008. In addition, Dr. Denner has served as a director of Adventrx Pharmaceuticals Inc., a publicly traded biopharmaceutical company since October 2006. Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil., and Ph.D. degrees from Yale University.

          Richard C. Mulligan, Ph.D., is the Mallinckrodt Professor of Genetics at Harvard Medical School and Director of the Harvard Gene Therapy Initiative. Professor Mulligan received his B.S. degree from the Massachusetts Institute of Technology and his Ph.D. from the Department of Biochemistry at Stanford University School of Medicine. After receiving postdoctoral training at the Center for Cancer Research at MIT, Professor Mulligan joined the MIT faculty and subsequently was appointed Professor of Molecular Biology and Member of the Whitehead Institute for Biomedical Research before moving to Children’s Hospital and Harvard in 1996. His honors include the MacArthur Foundation Prize, the Rhodes Memorial Award of the American Association for Cancer Research, the ASMB-Amgen Award and the Nagai Foundation International Prize. Professor Mulligan has been associated with a number of biotechnology companies, including DuPont (as Consultant), Genetics Institute (as Consultant), AMGEN (as Consultant), Somatix Therapy Corporation (as founder, member of the Scientific Advisory Board and Board of Directors, and Chief Scientific Officer), Cell Genesys (as member of the Scientific Advisory Board), ImClone (as member of Scientific Advisory Board, Board of Directors and Executive Committee) and Cellectis (as member of Board of Directors). He has also served on the National Institutes of Health’s Recombinant DNA Advisory Committee and on the U.S. Food and Drug Administration Biological Response Modifiers Advisory Committee.

          The Board of Directors recommends a vote FOR Dr. Denner and Professor Mulligan as Class I Directors (Proposal No. 1 on the Proxy Card).

Continuing Class II Directors Serving Until the 2010 Annual Meeting

          Jeffrey H. Buchalter, has served as the Company’s President and Chief Executive Officer since December 2004, and as Chairman of the Company’s Board of Directors since September 2004. Having held several key positions at a number of multinational pharmaceutical companies, Mr. Buchalter has more than 20 years of industry experience. Prior to joining the Company, Mr. Buchalter served as President and Chief Executive Officer of ILEX Oncology, Inc. from January 2002 through December 2004 after serving as President from September 2001 through December 2001. During his tenure at ILEX, Mr. Buchalter led the company’s transformation from a drug development contract research organization to a product-driven pharmaceutical company, with a high quality oncology franchise and established commercialization expertise. ILEX Oncology was acquired in December 2004 by Genzyme Corporation for $1.1 billion. Throughout his career, he has directed the development and commercialization of a number of innovative pharmaceutical products which meet the needs of healthcare professionals and patients worldwide. As Group Vice President and Head of the Worldwide Oncology Franchise at Pharmacia Corporation from 1997 to 2000, Mr. Buchalter was pivotal in strategically building the company’s global oncology franchise through new product approvals and launches, as well as the 1999 acquisition of Sugen, Inc., a transaction that enhanced Pharmacia’s drug discovery and development capabilities as well as its oncology pipeline. Before joining Pharmacia, Mr. Buchalter held positions at Wyeth (formerly American Home Products) and Schering-Plough Corporation. From 1993 to 1997, as Group Director for the women’s healthcare business of American Home Products, Mr. Buchalter played a key role in the life cycle management of its multibillion-dollar drug Premarin (conjugated estrogens tablets, USP), and helped to develop and commercialize the hormone replacement therapy Prempro (conjugated estrogens/medroxyprogesterone acetate tablets). While at Schering-Plough Corporation in the late 1980s and early 1990s, he led the launch of Intron A (interferon alpha-2b), one of the first cytokines to be approved for hairy cell leukemia. Among his career honors, Mr. Buchalter received the American Cancer Society’s Joseph F. Buckley Memorial Award for commitment to cancer control and involvement in the oncology pharmaceutical field. Additionally, former President George H.W. Bush invited him to serve as a collaborating partner in the National Dialogue on Cancer. Mr. Buchalter has been a strong proponent in accelerating the development of novel new therapeutics for children diagnosed with cancer. He has been invited to participate in a selective panel of experts addressing this global challenge. Mr. Buchalter received his B.S. in finance from Seton Hall University, and an M.B.A. in marketing from Temple University. Mr. Buchalter also serves as a member of the Board of Directors of TopoTarget A/S, a publicly held Danish biopharmaceutical company, and as Chairman of the Board of Directors of MacroGenics Inc., a private, venture-backed biotechnology company. Mr. Buchalter serves as Chairman of the Board of Trustees of The National Childhood Cancer Foundation (NCCF). The NCCF is a non-profit, public benefit charity dedicated to support research to conquer childhood cancer. The Vision of NCCF is to eliminate cancer as the cause of more deaths during childhood than any other disease. The Mission of NCCF is to support nationwide, multi institution, cooperative research and public policy to benefit children and adolescents with cancer, survivors and their families.

          Goran A. Ando, M.D., has served as a director of the Company since November 2004. From April 2003 through July 2004, he served as Chief Executive Officer of Celltech Group plc., a biopharmaceutical company now part of UCB, S.A. Prior to joining Celltech in April 2003, Dr. Ando served in various senior posts at Pharmacia Corporation, a global pharmaceutical company now part of Pfizer, Inc., commencing in 1995. In his most recent role at Pharmacia, Dr. Ando was Executive Vice President and President of R&D and also had executive responsibilities for IT, manufacturing and business development. Prior to his most recent role with Pharmacia, Dr. Ando held various executive positions, including Executive Vice President & Deputy Chief Executive Officer, Pharmacia AB, Sweden; Executive Vice President, Worldwide Science & Technology, Pharmacia & Upjohn, UK; and Chairman, Pharmacia & Upjohn AB, Sweden. Prior to joining Pharmacia, Dr. Ando held various senior positions with Glaxo Ltd., Bristol Myers International Group, and Pfizer International. Dr. Ando currently serves as a director at public companies NicOx SA and Novo Nordisk A/S, and at private companies Novexel SA, S*BIO Pte Ltd., Bio*One Capital Pte Ltd., Novo A/S, CBIO Pty and EUSA Pharma Inc.

          Victor P. Micati, has served as a director of the Company since November 2004. In 1999, Mr. Micati retired from Pfizer where he most recently had served as Executive Vice President of the Pharmaceutical Group of Pfizer and Vice President of Pfizer Inc. Mr. Micati first joined Pfizer in 1965 and over a 34-year career served in numerous capacities, including: President of European Operations; Executive Vice President of Pfizer Europe; Senior Vice President, Pharmaceuticals; Vice President of Pharmaceutical Development, Pfizer International; and Vice President of Marketing, Pfizer Laboratories. Mr. Micati also served as a member of the Pfizer International Board of Directors. Mr. Micati is currently a consultant to the pharmaceutical industry and is a member of the Board of Trustees of the Monterey Institute of International Studies.

Continuing Class III Directors Serving Until the 2011 Annual Meeting

          Rolf A. Classon, has served as a director of the Company since January 1997. Mr. Classon is chairman of Hill-Rom Corp., a provider of health care technology, and served as the interim chief executive officer of its predecessor from May 2005 until March 2006. From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Millipore Corporation, Hill-Rom Corp. and Eurand N.V.

          Robert LeBuhn, has served as a director of the Company since August 1994. Mr. LeBuhn is a private investor and has served on a number of corporate and non-profit boards. Mr. LeBuhn has been a Trustee of the Geraldine R. Dodge Foundation since 1980 and is currently Chairman of the Board. The Foundation is one of the largest supporter of the arts in the state of New Jersey while also funding other areas of special interest to Mrs. Dodge: public issues, secondary education and animal welfare. He serves on the Investment Committee of the Board of the New Jersey Performing Arts Center. Mr. LeBuhn will become Chair of the Board of Trustees of the Aspen Music Festival and School this June. He has been on the Board and President of the AMFS’ National Council for the past 6 years. Also, he is a member of the Board of the Executive Service Corp. in Aspen, Colorado. In addition, Mr. LeBuhn is Founding Trustee of the Board of All Kinds of Minds, a non-profit institute for the understanding of differences in learning in Chapel Hill, North Carolina. Mr. LeBuhn was Chairman (1992-1994) and President (1984-1992) of Investor International (U.S.), Inc. New York, a subsidiary of Investor, AB of Stockholm, Sweden. Investor AB is part of the Wallenberg Group of Swedish companies, the most notable of which are: ABB, ASTRA-ZENECA, Atlas-Copco, Scania, Electrolux and L. M. Ericsson. Mr. LeBuhn began his investment career at Cyrus J. Lawrence & Sons, in New York in 1957 and served with the Rothschild Inc. group (formerly New Court Securities Inc.) from 1981-1984. He also was an investment advisor to the Sid W. Richardson/Perry R. Bass interests of Forth Worth from 1962-1972. Mr. LeBuhn also served on the Board of US Airways, Inc. and its predecessor airlines for over 37 years, retiring in 2002.

          Robert C. Salisbury, has served as a director of the Company since May 2005. In 1998, Mr. Salisbury retired from Pharmacia & Upjohn, Inc., where he had most recently served as Executive Vice President and Chief Financial Officer. Previously, Mr. Salisbury served as Executive Vice President, Finance and Chief Financial Officer at The Upjohn Company. Mr. Salisbury first joined The Upjohn Company in 1974 and over a career of more than 20 years, he served in various management posts in finance and strategic planning. Mr. Salisbury also serves as a director of Asterand, PLC.

          There are no family relationships among any of the Company’s directors or executive officers.

DIRECTORS’ NOMINATION

          Process for Identifying and Evaluating Nominees. The Charter of the Governance and Nominating Committee specifies the process for nominating persons for election to the Board. The committee will solicit nominations for new directors and screen the list of potential new directors submitted to it by other directors or any other sources and decide whether the assistance of a search firm is needed, and if so, choose the firm. After a review of board candidates and after considering the advice of the Chairman of the Board and the Chief Executive Officer, the committee will designate which candidates, if any, are to be interviewed. Candidates will be interviewed by the chairman of the Governance and Nominating Committee, the Chairman of the Board and the Chief Executive Officer and may be interviewed by other directors of the Company. After the interviews are completed, the committee will recommend to the Board which individuals it approves as nominees for membership on the Board. Current directors standing for reelection are not required to participate in an interview process.

          Criteria for Board Membership. The Charter of the Governance and Nominating Committee does not set forth the specific criteria for identifying and recommending new candidates to serve as directors; however, candidates may be interviewed by the Governance and Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:

          • experience as a director of another publicly-traded corporation, experience in industries or with technologies relevant to the Company, accounting or financial reporting experience, or such other professional experience that the Governance and Nominating Committee determines qualifies an individual for Board service;

          • candidates’ business judgment and temperament, ethical standards, view of the relative responsibilities of a director and management, independent thinking, articulate communication and intelligence; and

          • any other factors as the Governance and Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

          Stockholder Nominees. The Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Governance and Nominating Committee, c/o the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. This information should be submitted not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The manner in which the committee evaluates potential directors will be the same for candidates recommended by the stockholders as for candidates recommended by others.

          Board Nominees for the Annual Meeting. In January 2009, Mr. Buchalter engaged in several telephonic conversations with Dr. Denner, in his capacity as a representative of the Icahn Group, related to representation on the Board for the Icahn Group, which at the time was, and continues to be, a significant holder of Common Stock. As of January 29, 2009, the members of the Icahn Group beneficially owned, in the aggregate, approximately 7.8% of the Common Shares and, through derivative agreements, additionally had long economic exposure to approximately 6.9% of the Common Shares. Among other matters, Mr. Buchalter and Dr. Denner discussed the possibility of Dr. Denner and Professor Mulligan joining the Board.

          On January 18, 2009, the Board of Directors authorized an amendment to the Bylaws that extended the deadline for stockholder submissions of nominees and proposals from January 22, 2009 to January 30, 2009. This enabled the discussions between Mr. Buchalter and Dr. Denner regarding Board nominees to continue without the need for the Icahn Group to submit a formal notice of nomination for Dr. Denner and Professor Mulligan by January 22, 2009 in order to nominate them as the Icahn Group’s nominees for election to the Board.

          In late January 2009, Dr. Denner was interviewed by Messrs. LeBuhn, Micati and Salisbury, and Professor Mulligan was interviewed by Drs. Ando and Geltosky and, at their invitation, Dr. Ivan Horak, the Company’s Executive Vice President, Research and Development and Chief Scientific Officer.

          At a meeting of the Governance and Nominating Committee held on January 28, 2009, the Committee determined to recommend to the Board the nominations of Dr. Denner and Professor Mulligan for election as Class I Directors at the Annual Meeting. At a meeting of the Board held later that day, the Board determined to accept the recommendation of the Governance and Nominating Committee and nominated Dr. Denner and Professor Mulligan for election as Class I Directors at the Annual Meeting.

          At the request of the Icahn Group, the Board committed to the Icahn Group that if, for any reason, the Board subsequently determined not to nominate both Dr. Denner and Professor Mulligan, or to nominate any persons in addition to Dr. Denner and Professor Mulligan, for election as Class I Directors at the Annual Meeting, the Company would give the Icahn Group prompt written notice thereof and the Company would take all necessary action to permit the Icahn Group to nominate persons named in a notice of nomination for election to the Board which the Icahn Group would deliver to the Company on or before the close of business on the tenth day following the date on which the Icahn Group received such written notice from the Company.

DIRECTORS’ COMPENSATION

2007 Outside Director Compensation Plan

          In November 2006, the Compensation Committee engaged Mercer LLC to conduct a survey of directors’ compensation. The survey looked at the director compensation practices for the same Compensation Peer Group companies as was used in determining executive officer compensation and described below in further detail under “Compensation Discussion and Analysis.” The results of the survey showed that both cash and equity compensation for outside directors under the 2004 Outside Director Compensation Plan was near the 25th percentile. The Compensation Committee recommended increasing the annual retainer and meeting fees, as well as equity awards, to be targeted to the 50th percentile.

          In March 2007, the Board adopted a new compensation plan for non-employee directors effective April 1, 2007. Under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual grant of stock options on the first trading day of the calendar year with a Black-Scholes value of $75,000 (the “Annual Option Grant”) and an annual grant of restricted stock units settled in shares of Common Stock on the first trading day after June 30 of each calendar year with a value of $75,000 (the “Annual Restricted Stock Grant”). These grants are made under the 2001 Incentive Stock Plan. The number of options in the Annual Option Grant will be based on its Black-Scholes value and will be at an exercise price equal to the closing price of our Common Stock on the date of grant. The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on our board on that date. Once vested, options granted pursuant to the Annual Option Grant expire on the 10th anniversary of the date of grant. The number of shares issued in the Annual Restricted Stock Grant will be equal to $75,000 divided by the closing price of our Common Stock on the date of grant. The shares covered by the Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on our board on each such date. Upon the election of a new non-employee director to our board, such newly elected director will receive a grant of stock options with a Black-Scholes value of $75,000 (the exercise price of which will be equal to the closing price of our Common Stock on the date of grant) and a grant of restricted stock units settled in shares of Common Stock with a value of $75,000 (the number of shares covered by such grant being equal to $75,000 divided by the closing price of our Common Stock on the date of grant) (the “Welcome Grant”). The options and restricted stock units included in the Welcome Grant vest in three equal tranches on each of the first three anniversaries of the date of grant, if the recipient director remains on the Board on each such date. Furthermore, for the Chairperson of our Board, if such Chairperson is not an employee of the Company, the value of the options and restricted stock units covered by the Annual Option Grant, Annual Restricted Stock Grant and Welcome Grant are twice the amounts mentioned above.

          In addition, under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual cash retainer of $25,000. Non-employee directors also receive an additional annual cash retainer of $18,000 for service as chair of the Finance and Audit Committee and $8,000 for service as chair of the Compensation Committee and $5,000 for service as chair of any other committee. Non-employee directors receive an additional annual cash retainer of $8,000 for service as members of the Audit and Finance Committee and an annual cash retainer of $4,000 for each other committee on which they serve but do not chair. Further, each non-employee director is entitled to a cash meeting fee of $2,000 for each meeting of our Board attended in person and $1,000 for each meeting of our Board attended by teleconference and $1,000 for each committee meeting attended.

          Directors who are employees of the Company do not receive compensation for their service on our Board of Directors.

          A summary of compensation paid to each of the Company’s directors during fiscal year ended December 31, 2008 is set forth below. Mr. Buchalter, as an employee of the Company, did not receive compensation for his service on our Board of Directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)

Goran Ando	80,000	49,990	75,079	205,069
Rolf Classon	83,000	49,990	75,079	208,069
John Geltosky	30,583	27,809	15,414	73,806
Robert LeBuhn	76,000	49,990	75,079	201,069
Victor Micati	84,000	49,990	75,079	209,069
Phillip Renfro	75,000	50,059	75,079	200,138
Robert Salisbury	87,000	53,001	83,896	223,897

(1)

Dollar value of stock awards and option awards is based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R. Assumptions used in the calculations are included in Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; provided, that there is no assumed forfeiture rate in the calculation of the amounts shown above. The grant date fair value computed in accordance with FAS123R of the stock awards and option awards granted in the fiscal year ended December 31, 2008 was as follows:

Name	Grant Date Fair Value Stock Awards ($)	Grant Date Fair Value Option Awards ($)

Goran Ando	75,002	75,001
Rolf Classon	75,002	75,001
John Geltosky	150,006	75,687
Robert LeBuhn	75,002	75,001
Victor Micati	75,002	75,001
Phillip Renfro	75,002	75,001
Robert Salisbury	75,002	75,001

(2)

As of December 31, 2008, each of the directors listed above held the following aggregate number of outstanding unvested shares of restricted Common Stock and restricted stock units: Dr. Ando: 17,868; Mr. Classon: 17,868; Dr. Geltosky: 18,760; Mr. LeBuhn: 17,868; Mr. Micati: 17,868; Mr. Renfro: 17,868; Mr. Salisbury: 17,868.

(3)

As of December 31, 2008, each of the directors listed above held the following number of outstanding options: Dr. Ando: 86,227; Mr. Classon: 106,227; Dr. Geltosky: 22,930; Mr. LeBuhn: 96,227; Mr. Micati: 86,227; Mr. Renfro: 56,227; Mr. Salisbury: 71,227.

          In March 2009, after consideration of current market conditions and the weak performance of the Company’s stock in 2008, and the determination not to grant any equity awards to executive officers in connection with annual performance reviews at the end of fiscal year 2008, the Governance and Nominating Committee recommended, and the Board of

Directors approved, an amendment to the 2007 Outside Directors Plan to provide that there shall be no Annual Restricted Stock Grant for any directors for calendar year 2009.

Directors’ Stock Ownership Program

          The directors’ stock ownership program requires each of the outside directors to own and maintain shares of our Common Stock with a market value of five times their annual cash board retainer within five years after the director first joins the Board. Currently, the minimum market value requirement is $125,000, representing five times the $25,000 annual cash board retainer. The determination of whether the shares owned by a director meet the current $125,000 minimum market value requirement will be based on the higher of the highest average trading price of our Common Stock over any consecutive twenty trading days (after the director acquires the applicable shares), or the price paid for the Common Stock by the director. For the purposes of these guidelines the following will be counted in determining stock ownership: 1) shares purchased on the open market, 2) shares owned jointly with or separately by spouse and/or children, 3) shares obtained through stock option exercise, 4) restricted stock or restricted stock units, and 5) vested and “in the money” unexercised options, provided that the shares underlying such options may not exceed 50% of the requirement total. The board may waive this requirement under certain circumstances.

CORPORATE GOVERNANCE

Director Independence

          All directors other than Mr. Buchalter meet the NASDAQ listing standards for independence. The independent directors of the Board hold at least two executive sessions each year at which only the independent directors are present. In 2008, the independent directors held 11 executive sessions. Mr. Micati was the Lead Independent Director and presiding director at these executive sessions for 2008 and will continue to serve in that role in 2009.

          There is no family relationship between any of the directors and executive officers.

Meetings and Attendance

          The Board of Directors held 25 meetings during the fiscal year ended December 31, 2008. Each director attended at least 75% of the total number of meetings held during fiscal year 2008 by the Board of Directors (in the case of Dr. Geltosky, subsequent to his joining the Board in May 2008) and committees of the Board of Directors of which such director was a member.

          Enzon does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting. It is expected that all of our directors then in office will attend the Annual Meeting.

Communications with Directors

          Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of Enzon at Enzon’s address and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for a specific non-employee director or a particular committee of the Board. If no director is specified, the communication will be forwarded to the entire Board.

Standing Committees of the Board of Directors

          The Board of Directors currently has the following standing committees: Finance and Audit Committee, Compensation Committee, Governance and Nominating Committee and Executive Committee.

          Finance and Audit Committee. The Finance and Audit Committee currently consists of Messrs. Salisbury (Chairman), Classon, LeBuhn and Renfro. The Finance and Audit Committee is independent as defined by NASDAQ listing standards, and Messrs. Salisbury, Classon and LeBuhn each satisfy the definition of audit committee financial expert as determined by the SEC. The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent auditors. The committee meets periodically with management to consider the adequacy of the Company’s internal controls and the financial reporting process. It also discusses these matters with the Company’s independent auditors. The committee reviews our financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002, March 15, 2006 and February 25, 2009. A copy of the Charter may be found on our website at www.enzon.com. The Finance and Audit Committee held six meetings during the fiscal year ended December 31, 2008.

          Compensation Committee. The Compensation Committee currently consists of Dr. Ando (Chairman) and Messrs. Classon and Micati. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The primary duties and responsibilities of the Compensation Committee are to oversee our overall compensation structure, policies and programs, and assess whether our compensation structure establishes appropriate incentives for management and employees, to administer our incentive-compensation and equity-based compensation plans, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, and to review and recommend employment agreements and severance arrangements for senior officers, including change of control provisions, plans or agreements, among other things. The Compensation Committee may delegate any of the duties specified in its charter to a subcommittee of the Compensation Committee consisting of not less than two members of the committee.

          Our Chief Executive Officer conducts performance reviews of members of executive management and makes recommendations to the Compensation Committee on compensation, including salary increases, bonuses and equity grants, based on his assessment of the individual’s performance as measured against that individual’s targeted performance goals. The Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation.

          The Compensation Committee has the authority to retain, at the Company’s expense, such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms.

          The charter of the Compensation Committee may be found on our website at www.enzon.com. There were 11 meetings of the Compensation Committee during the fiscal year ended December 31, 2008.

          Governance and Nominating Committee. The Governance and Nominating Committee currently consists of Messrs. Micati (Chairman), Renfro, LeBuhn and Salisbury. Each member of the Governance and Nominating Committee is independent as defined by NASDAQ listing standards. The committee reviews and sets corporate governance policy and is responsible for making recommendations to the Board of Directors on organization and procedures, performance evaluation of the Board of Directors and individual directors, and nomination of directors. The Governance and Nominating Committee’s Charter may be found on our website at www.enzon.com. There were five meetings of the Governance and Nominating Committee during the fiscal year ended December 31, 2008.

          Executive Committee. The Executive Committee currently consists of Mr. Buchalter (Chairman), Dr. Ando, and Messrs. Classon and Micati. In between meetings of the Board of Directors, the Executive Committee may exercise the authority and power of the Board to the full extent permitted under Delaware Law. The Executive Committee did not meet during the fiscal year ended December 31, 2008.

Code of Conduct

          The Board of Directors has adopted a Code of Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Code of Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Conduct is available on the Corporate Governance page of our website at www.enzon.com or upon request, without charge, by contacting our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com.

Compensation Committee Interlocks and Insider Participation

          No member of our Compensation Committee was an officer or employee of the Company during the last fiscal year, was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

          During the last fiscal year, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

          Set forth below is certain information regarding the executive officers of the Company who do not serve on the Board of Directors.

          Paul S. Davit, age 54, has served as the Company’s Executive Vice President, Human Resources since April 2005. Mr. Davit previously served as Enzon’s Senior Vice President, Human Resources from January 2004 to April 2005, and Vice President, Human Resources from March 2002 to January 2004. Prior to joining Enzon, Mr. Davit ran a human resources consulting practice from September 2001 to March 2002. From July 1998 to September 2001, Mr. Davit worked at Caliber Associates and he spent over 11 years with Rhône-Poulenc Rorer from October 1986 to May 1998, where he served as Vice President of Human Resources for RPR Gencell, Rhône-Poulenc Rorer’s start-up biotechnology division and as Vice President of Human Resources for the North American Pharmaceuticals division. Mr. Davit began his career as a compensation consultant with the Hay Group.

          Ralph del Campo, age 57, has served as the Company’s Executive Vice President, Technical Operations since April 2005. Mr. del Campo has over 35 years of diverse industry experience, including serving as Enzon’s Senior Vice President, Technical Operations from October 2002 to April 2005. Prior to joining Enzon, Mr. del Campo was the head of the North American operations of Elan Corporation, plc from May 2000 to September 2002. Mr. del Campo also spent over 17 years in various senior operations management positions at Bristol-Myers Squibb.

          Dr. Ivan D. Horak, age 58, has served as the Company’s Executive Vice President, Research and Development and Chief Scientific Officer since September 2005. Prior to joining Enzon, Dr. Horak was employed by Immunomedics, Inc., a biopharmaceutical company, as Executive Vice President of Research and Development from May 2002 until July 2003, and as Chief Scientific Officer from July 2003 to August 2005. Before joining Immunomedics, Dr. Horak was employed by Pharmacia as a Vice President for Clinical Oncology from November 1999 to May 2002, where he helped direct the global development of oncology compounds, including Camptosar® for metastatic colorectal cancer. From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of the Johnson & Johnson Company, including International Director for Clinical Research and Development, Oncology. Prior to joining Janssen, Dr. Horak spent nine years at the National Cancer Institute where he most recently served as a cancer expert for the Metabolism Branch. In addition to authoring over 60 scientific publications, Dr. Horak is a member of several prominent medical societies and has served on various committees for the American Association for Cancer Research and the International Union Against Cancer. He also serves on the editorial board of the prestigious journal Cancer Research. He is a fellow of the American College of Physicians. Dr. Horak received his M.D. degree from the University of Komenius, Bratislava, Czechoslovakia.

          Craig A. Tooman, age 43, has served as the Company’s Executive Vice President, Finance and Chief Financial Officer since June 2005. He has twenty years of pharmaceutical industry experience. He has served as Enzon’s Executive Vice President, Strategic Planning and Corporate Communications from January 2005 to June 2005, and he retained the duties of that position when he was promoted to his current position. Prior to joining Enzon, from 2002 to 2005, Mr. Tooman served as Senior Vice President of Strategic Planning and Corporate Communications for ILEX Oncology, a pharmaceutical company now part of Genzyme Corporation. Before joining ILEX, Mr. Tooman was employed at Pharmacia Corporation where he served as Vice President of Investor Relations. Previously, he served in a variety of management posts of increasing responsibility at Pharmacia and Upjohn Company, including assignments in finance, marketing and sales in the U.S., Europe and Japan. Mr. Tooman participated in the global merger between Pharmacia and Upjohn, designed award-winning shareholder programs for the merger of Pharmacia and Monsanto, and was responsible for the investment banking associated with the $1.1 billion merger of ILEX Oncology and Genzyme Corporation. Mr. Tooman also assisted with two secondary equity offerings exceeding $2 billion, an initial public offering, and multiple debt and equity financings. Mr. Tooman earned his Masters degree in finance from the University of Chicago. Mr. Tooman also serves as a member of the Board of Directors of Xanodyne Pharmaceuticals, Inc., a specialty pharmaceutical company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The Compensation Committee determines all compensation paid or awarded to our executive officers, including the Named Executive Officers (as defined below under “Summary Compensation Table”). The following discussion describes the objectives of our compensation programs, including the philosophy and policies behind the programs, the elements of our compensation programs, and the impact of regulatory requirements on our compensation decisions and programs.

          Objectives of Our Compensation Program

          Compensation Philosophy and Policies

          The philosophy of our compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of our senior managers with those of our stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The combination of base salary, annual incentives and long-term incentives that we provide to our executives is designed to be competitive with those of comparable companies and to align executive performance with the interests of our stockholders. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:

•	Pay for the achievement of business and strategic objectives, as measured by our financial and operating performance, as well as individual strategic, management and development goals.

•	Pay competitively, with compensation set at levels that will attract and retain key employees.

•	Align the compensation of executive officers with the interests of stockholders through equity.

          The Compensation Committee focuses on the long term strategic objectives of the Company and the need to retain unique talent to achieve those objectives. In addition to reviewing the competitive landscape of the biopharmaceutical industry, the Compensation Committee carefully considers, through strategic analysis, the specific long term needs of the Company to grow stockholder value. Along those lines, the Compensation Committee continues to monitor its compensation philosophy and objectives and will make changes as appropriate to better position the Company for the future.

          Compensation Consultant; Compensation Peer Group

          Mercer (US) Inc. (“Mercer”), the outside compensation experts retained by the Compensation Committee, assists the Compensation Committee with determinations concerning compensation levels and mix for our executive officer group. As part of its engagement, Mercer analyzes data from the group of comparable biopharmaceutical industry companies of comparable revenues, therapeutic focus and business model, including a selected subset of companies that are included in the Nasdaq Biotechnology Index. This group, which we will refer to as the “Compensation Peer Group” in this Compensation Discussion and Analysis, is intended to represent a group of companies against which we believe we compete for talent and stockholder investment. The Compensation Peer Group is periodically reviewed and updated by the Compensation Committee. Additionally, Mercer has reviewed and concurred with the selection of companies included in the Compensation Peer Group. The Compensation Peer Group currently consists of the following companies: Alkermes Inc., Celgene Corp., Cephalon Inc., Genta Inc., Human Genome Sciences Inc., Ligand Pharmaceutical, Medarex Inc., Nektar Therapeutics, Neurocrine Biosciences Inc., OSI Pharmaceuticals Inc., PDL Biopharma Inc., Sepracor Inc., Telik Inc. and Vertex Pharmaceuticals Inc. For comparison purposes, the Company’s annual revenues ranked between the 25th and 50th percentile of companies comprising the Compensation Peer Group (based on 2007 revenues). The committee generally sets target compensation for the Company’s executive officers between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. The Committee believes that the range between the 50th and 75th percentiles provides competitive overall compensation targets to attract and retain experienced executive talent, drive their performance and reward the achievement of challenging goals.

          Components of the Compensation Package

          The compensation package for each of the Named Executive Officers as well as other officers who are members of our executive staff consists of four elements:

•	base salary;

•	annual performance-based incentive;

•	stock incentive programs; and

•	various other benefits.

          In addition, our executive officers may have entered into employment agreements with us, and may be entitled to receive change of control and severance payments, or to participate in our executive deferred compensation plan. More specific information on each of these elements follows.

          There is no pre-established policy or target, except where specified in an employment agreement, for the allocation between either cash or non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee determines, and at its discretion, in consultation with Mercer, the appropriate level and mix of incentive compensation.

          The elements of the compensation package are determined and allocated with consideration of comparisons to the Compensation Peer Group. Each element of the compensation package and the allocation of such elements are proposed by management and reviewed and approved by the Compensation Committee, and, at the discretion of the Compensation Committee, in consultation with Mercer.

          Base Salary

          The Compensation Committee aims to set base salaries at levels that are competitive with those paid to senior executives at companies included in the Compensation Peer Group. The Compensation Committee believes that this will allow the Company to attract and retain the executive talent required to lead the Company, since we compete with a large number of companies in the biopharmaceutical industry, including large pharmaceutical companies, for executive talent. Salaries are reviewed annually and in connection with promotions. The Compensation Peer Group is considered in making salary determinations to align our pay practices with other companies in the pharmaceutical and biotechnology industries. Individual job performance is also considered in setting salaries. Our Chief Executive Officer conducts performance reviews of members of executive management and makes recommendations to the Compensation Committee on salary, including salary increases, based on his judgment of the individual’s performance, using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s corporate values that focus on five key operating principles – people, passion, performance, pride, and a steadfast commitment to delivering on promises. The Compensation Committee reviews these recommendations independently and approves the annual salary and salary increases, with any modifications it considers appropriate based on its own interaction with executive management and review of accomplishments. See the discussion in the Corporate Governance section above regarding the Compensation Committee for additional disclosure concerning our Chief Executive Officer’s role in compensation decisions.

          The Compensation Committee reviewed base salaries at the end of the fiscal year ended December 31, 2008 and determined not to increase any executive officer salaries for 2009. This determination was based on Compensation Peer Group market data reviewed by Mercer and the determination that current base salary levels remained competitive. For additional information regarding the base salaries in fiscal year 2008, see the Summary Compensation Table below. The base salaries effective January 1, 2009 are as set forth below.

Name and Title of Executive Officer	2008 Base Salary	Salary Increase (%)		Base Salary effective January 1, 2009

Jeffrey H. Buchalter, Chairman of the Board, President and Chief Executive Officer	$855,000	$0	(0%)	$855,000
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	$505,000	$0	(0%)	$505,000
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	$533,663	$0	(0%)	$533,663
Ralph del Campo, Executive Vice President, Technical Operations	$412,886	$0	(0%)	$412,886
Paul S. Davit, Executive Vice President, Human Resources	$349,830	$0	(0%)	$349,830

          Annual Performance-Based Incentive Compensation

          We maintain an incentive program that provides an opportunity for officers and employees to earn a cash incentive based upon the Company’s performance and their individual performance. The incentive potential is stated as a percentage of the officer’s and employee’s base salary and varies by position, and for those officers with employment agreements will be at least equal to the percentage required by such employment agreements. Corporate and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in this program. Actual incentives are calculated at the end of the fiscal year based on goal performance.

          All executive management had the same Company goals for the period covered by this report. The Company goals were based on annual product revenues, operational project milestones and pipeline development. These targets were developed to be consistent with, and promote the achievement of, the objectives of the Company’s long-term strategic plan and the Company’s focus on developing a platform for long-term sustainable growth. For 2008, our stated performance goals were met or exceeded. Those stated performance goals included maintaining relative stability of revenues in the products segment, advancing two R&D programs into further clinical trials, filing an additional one Investigational New Drug application and securing the long-term supply of Adagen and Oncaspar. In 2008, the Company had a 13% increase in product segment revenues. The Company’s pegylated SN38 and Hif-1a product candidates progressed through Phase I studies, Phase II studies have been designed and the product candidates are expected to move into Phase II studies once dosing is established. In 2008, the Company filed an Investigational New Drug application for its Survivin RNA antagonist, its second Locked Nucleic Acid compound brought into clinical trials. The Company progressed with the technology transfer and clinical studies for its next-generation Oncaspar and prepared its next-generation Adagen for technology transfer in 2009.

          Individual goals and weightings for each participant varied, depending on the participant’s position and areas of responsibility and the participant’s effect on the Company’s performance. As with base salary, the evaluation considered the individual’s performance using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s key operating principles. For 2008, individual performance recognized the efforts towards the Company’s considered spin-off of its biotechnology business and the considered sale of its specialty pharmaceuticals business, and also recognized the completed consolidation of the Company’s manufacturing facilities at its Indianapolis site ahead of schedule and below budget. Targets were developed with the expectation that their achievement would be attainable but ambitious. Thus, there is meaningful risk that targets will not be achieved and payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under this program are truly performance-based.

          Our Chief Executive Officer reviews and approves the performance goal achievement of members of executive management and makes recommendations to the Compensation Committee on annual incentive payouts. The Compensation

Committee reviews those recommendations and, with any modifications it considers appropriate, approves the annual incentive payouts. The Compensation Committee independently reviews and approves the annual incentive payout for the Chief Executive Officer.

          The Compensation Committee calculated performance incentives following the fiscal year ended December 31, 2008, and we paid those performance incentives as set forth below in January 2009.

Name and Title of Executive Officer	Target Cash Bonus (as percentage of base salary)	Cash Bonus Range (as percentage of base salary)	Actual Cash Bonus Award ($)	Actual Cash Bonus Award (as a percentage of base salary)

Jeffrey H. Buchalter, Chairman of the Board, President and Chief Executive Officer	100%	0-200%	$1,111,500	130%
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	60%	0-120%	$400,000	79%
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	60%	0-120%	$320,000	60%
Ralph del Campo, Executive Vice President, Technical Operations	60%	0-100%	$320,000	78%
Paul S. Davit, Executive Vice President, Human Resources	50%	0-100%	$140,000	40%

          For 2009, the Company goals upon which 2009 cash incentive awards will be based include maintaining stability of revenues across all segments, improving the Company’s capital structure and organizational effectiveness, advancing the Company’s R&D pipeline, and making significant progress on life-cycle programs for Oncaspar and Adagen.

          Stock Incentive Programs

          The Compensation Committee believes that stock incentive programs directly link the amounts earned by officers with the amount of appreciation realized by our stockholders. Equity-based awards also serve as a critical retention incentive. Stock incentive programs have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the pharmaceutical and biotechnology industries. Our stock incentive programs are structured to encourage key employees to continue in our employ and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option or restricted stock or restricted stock unit award, the Compensation Committee considers the individual’s position, past performance and potential, the desired retention incentive, and market practices and levels.

          The Compensation Committee generally considers and makes grants of equity-based awards to executive officers once a year coinciding with annual performance reviews. Equity-based awards may also be granted at other times during the year in connection with promotions or for new hires or as special performance awards. Equity-based awards to members of executive management are made under our 2001 Incentive Stock Plan. Options are granted with the exercise price equal to the last reported sale price of our Common Stock on the date of grant and expire ten years after the date of the grant. Vesting on most equity-based awards occurs over a three to five year period, which is designed to encourage retention. The amount and combination of equity grants, as well as the vesting period, is determined by the Compensation Committee with the intention of providing performance incentive and retention.

➢

Determination Not to Grant Equity Awards to Executive Officers in 2009. The Compensation Committee determined not to make any grants of equity-based awards to executive officers in connection with annual performance reviews at the end of fiscal year 2008 and does not anticipate making any grants of equity-based awards to executive officers in fiscal year 2009. This determination was based on an analysis by Mercer indicating that the current levels of equity held by executive officers provide significant alignment with the interests of stockholders. Additionally, this determination was due in part to recognition of current market conditions and the weak performance of the Company’s stock in 2008. The Committee recognized that, while annual cash bonus awards were paid to executive officers, overall compensation would be significantly lower for all executive officers by not making any equity grants.

          Other Benefits

          Executive officers participate in the Company’s Employee Stock Purchase Plan. The Compensation Committee believes that all employees should have the opportunity to acquire or increase their holdings of our Common Stock. Under our 2007 Employee Stock Purchase Plan, all eligible employees, including executive officers, who choose to participate in the 2007 Employee Stock Purchase Plan have deductions made by us from their compensation to purchase our Common Stock semi-annually on March 31 and September 30 of each year, at a purchase price equal to 85% of the reported last sale price of our Common Stock on either the first or last day of each six-month offering period, whichever is less.

          Executive officers participate in the Company’s 401(k) savings plan, a tax-qualified defined contribution plan for the benefit of all of our employees, including our executive officers. The 401(k) savings plan provides for a discretionary matching contribution.

          Executive officers also participate in the Company’s Executive Deferred Compensation Plan that provides a select group of our management or highly compensated employees with the opportunity to defer the receipt of certain compensation. The material terms of this plan are described below under “Executive Deferred Compensation Plan.”

          Executive officers participate in various medical, dental, life, disability and benefit programs that are generally made available to all employees. Certain of our executive officers also receive reimbursement for (1) tax and financial planning services, (2) life and disability insurance premiums and/or (3) home security systems. It has been the Company’s practice to make additional payments to executive officers to make them whole with respect to taxes incurred in connection with such reimbursements. However, in February 2009, the Compensation Committee established a policy providing that the Company shall not make any such additional payments to executive officers to make them whole with respect to taxes incurred in connection with any perquisites.

          The Company maintains a limited membership in a chartered flight lease program. A chartered flight can provide for more efficient and productive use of executives’ time as compared to commercial flights. The Company’s policy provides for independent director review and approval of the business purpose for certain chartered flights. The Company’s policy also allows family members to accompany our executive officers on business flights, provided, that the value of family member usage is reported according to Internal Revenue Service rules.

          The Company has maintained a leased automobile for use by executive officers. Additionally, the Company had employed a security associate who also served as a driver for executive officers primarily for the purpose of ensuring personal security.

          Executive Officer Employment and Separation Agreements

          Jeffrey H. Buchalter

          In December 2004, we entered into an employment agreement with Jeffrey H. Buchalter, the Chairman of the Board of Directors, pursuant to which Mr. Buchalter serves as our Chairman, President and Chief Executive Officer. The following description reflects the terms of Mr. Buchalter’s employment agreement as amended through February 21, 2008. The initial term of the employment agreement will expire no earlier than December 31, 2009 or such date that is twelve months after either party gives notice to the other that such party does not wish for the agreement to continue beyond such date.

          The agreement, as amended, provides for a base salary, which is currently $855,000 per year, subject to increase, and that Mr. Buchalter will be eligible to receive an annual performance-based cash bonus in an amount between zero and 200% of his base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year as described above under “Annual Performance-Based Incentive Compensation”. The annual target bonus required by Mr. Buchalter’s employment agreement is currently equal to 100% of his base salary.

          In the event Mr. Buchalter’s employment is terminated without cause (as defined in Mr. Buchalter’s employment agreement) or for good reason (as defined in Mr. Buchalter’s employment agreement), Mr. Buchalter will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a lump sum cash payment equal to four times his annual base salary, and (iii) a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, Mr. Buchalter will be entitled to reimbursement for any health benefits and life and disability insurance coverage available to him and his family members for a period of up to four years commencing on the date of termination, all equity awards granted to Mr. Buchalter that have not vested at the time of termination will vest immediately upon termination, and Mr. Buchalter will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

          In the event of a change of control (as defined in Mr. Buchalter’s employment agreement) and the termination of Mr. Buchalter’s employment without cause or for good reason within the period commencing 90 days before such change of control and ending two years after the change of control, Mr. Buchalter will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (iii) a lump sum cash payment equal to three times the sum of his annual base salary and target annual cash bonus, and (iv) a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, Mr. Buchalter will be entitled to reimbursement for any health benefits and life and disability insurance coverage available to him and his family members for a period of up to six years commencing on the date of termination, and Mr. Buchalter will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control all equity awards granted to Mr. Buchalter that have not vested immediately prior to the effective date of the change of control will vest at such time.

          If any payments or compensation received by Mr. Buchalter in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Buchalter will be entitled to receive additional payments to make him whole with respect to such excise taxes.

          Mr. Buchalter’s employment agreement requires him to maintain the confidentiality of proprietary information during the term of his agreement and thereafter. Mr. Buchalter is subject to a non-competition covenant during the term of his employment agreement and for two years after his employment is terminated (one year if the termination occurs pursuant to a notice of nonrenewal).

          Craig A. Tooman

          In June 2008, we entered into an amended and restated employment agreement with Craig A. Tooman, pursuant to which Mr. Tooman retained his position of Executive Vice President, Finance and Chief Financial Officer and was further appointed to serve as the senior executive overseeing the human resources and information technology functions. The employment agreement, as amended, will be effective until June 18, 2011, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to June 18, 2011.

          The amended and restated agreement provides for a base salary, which is currently $505,000 per year, subject to increase, and Mr. Tooman will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, with an annual target bonus of 60% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation”.

          In the event Mr. Tooman’s employment is terminated without cause (as defined in Mr. Tooman’s employment agreement) or for good reason (as defined in Mr. Tooman’s employment agreement), Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Mr. Tooman will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock initially granted by the Company to Mr. Tooman pursuant to his original January 2005 employment agreement and the June 2005 amendment thereof that have not vested at the time of termination will vest immediately upon termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

          If we experience a change of control (as defined in Mr. Tooman’s employment agreement) and Mr. Tooman’s employment is terminated without cause or for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Mr. Tooman will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 36 months commencing on the date of termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Mr. Tooman’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time.

          If any payments or compensation received by Mr. Tooman in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Tooman will be entitled to receive additional payments to make him whole with respect to such excise taxes.

          Mr. Tooman’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Tooman is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.

          Ivan D. Horak, M.D.

          In September 2005, we entered into an employment agreement with Ivan D. Horak, pursuant to which Dr. Horak was appointed our Executive Vice President, Research and Development and Chief Scientific Officer. The employment agreement will be effective until September 2, 2009, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to September 2, 2009.

          The agreement provides for a base salary, which is currently $533,663 per year, subject to increase, and Dr. Horak will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation. The Compensation Committee has set Dr. Horak’s annual target bonus at 60% of his base salary.

          In the event Dr. Horak’s employment is terminated without cause (as defined in Dr. Horak’s employment agreement) or for good reason (as defined in the employment agreement), Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Dr. Horak will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock initially granted by the Company to Dr. Horak under the employment agreement that have not vested at the time of termination will vest immediately upon termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

          If we experience a change of control (as defined in Dr. Horak’s employment agreement) and Dr. Horak’s employment is terminated without cause or for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Dr. Horak will be entitled to reimbursement for any medical and dental coverage available to him and his family members who were covered by our group health plan at the time of his termination for a period of up to 24 months commencing on the date of termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Dr. Horak’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time.

          Dr. Horak’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Dr. Horak is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.

          Ralph del Campo

          In May 2004, we entered into an amended and restated severance agreement with Mr. del Campo, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. del Campo’s amended and restated severance agreement), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007.

          Under the amended agreement, if we experience a change of control and Mr. del Campo’s employment is terminated without cause (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) or for good reason (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. del Campo will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. del Campo and any family member for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest.

          Paul S. Davit

          In May 2004, we entered into an amended and restated severance agreement with Mr. Davit, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. Davit’s amended and restated severance agreement), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007.

          Under the amended agreement, if we experience a change of control and Mr. Davit’s employment is terminated without cause (as defined in Mr. Davit’s amended and restated severance agreement, as amended) or for good reason (as defined in Mr. Davit’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. Davit will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. Davit and any family members for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest.

          Executive Deferred Compensation Plan

          The Company’s Executive Deferred Compensation Plan provides a select group of our management or highly compensated employees with the opportunity to defer the receipt of certain compensation. To attract and retain key talent, the Company needs to provide programs that are competitive within our industry. By allowing tax-deferred income growth, executives are incentivized to remain with the Company long-term, providing more stability to management. The plan is administered in a manner that complies with Section 409A of the Internal Revenue Code.

          The Company’s obligation for compensation deferred under the plan are that of an unfunded and unsecured promise to pay money in the future to participating eligible employees in accordance with the terms of the plan from the general assets of the Company, and those obligations rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

          Each participant may elect to defer under the plan all or a portion of his or her base salary and/or annual cash or equity incentive compensation that may otherwise be payable or that may otherwise vest in a calendar year. In addition, the committee administering the plan may, in its sole discretion, award non-elective deferred compensation to a participant. Any credit of non-elective deferred compensation will vest in accordance with the schedule determined by the committee and be distributed in a manner consistent with the election last made by the particular participant.

          A participant’s compensation deferrals are credited to the participant’s account maintained under the Plan. Each participant allocates his or her account among the deemed investment options available under the plan from time to time. Amounts credited to participants’ accounts for each year are adjusted for earnings or losses based on the deemed investment options elected by the participant. We are not obligated to actually invest any deferred amounts in those investment options. Each participant’s account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. Participants can currently choose from a list of 11 deemed investment options of various asset classes which are administered by an outside registered broker. All deemed investment options, such as money market, bond, stock or other mutual funds, are at market interest rates.

          A participant’s account will be credited with an excess 401(k) matching credit. The matching credit is 50% of the value of the matchable annual deferral for the Plan year where the matchable annual deferral is that portion of a participant’s deferral amount for each plan year which is less than or equal to: (i) 6% of total base salary plus annual incentive compensation for a plan year, minus (ii) the amount contributed by the participant to the Company’s 401(k) Savings and Investment Plan for which the participant received an employer matching contribution under that 401(k) Plan. The matchable annual deferral for a plan year shall be zero if the participant does not make the maximum deferral eligible for a matching contribution under that 401(k) Plan for the plan year. A participant’s right to receive the matching credit vests over a five year period.

          Each participant may generally elect the time and manner of payment of the deferred compensation. At the election of the participant, payment of the deferred compensation may be made in a lump sum or in annual installments. The time for payment elected by the participant must be a specific date selected at the time of election or the date of the participant’s separation from service. In the event of a change in control of the Company as defined under the plan, payments will be made in the form of a lump sum.

          The deferred compensation is not subject to redemption, in whole or in part, prior to the individual payment dates selected by the participants, except that participants may withdraw all or a portion of the value of their plan accounts under certain specified circumstances and certain mandatory lump sum distributions may be made. We reserve the right to amend or terminate the plan at any time, provided that, except as otherwise provided in the plan, no amendment can decrease the benefits to a participant on compensation deferred prior to the date of the amendment without the consent of the participant.

          Share Ownership Guidelines for Senior Management

          The Board of Directors approved share ownership guidelines for our senior management. These guidelines are applicable to our Chief Executive Officer, executive officers and other Vice President level employees. Under the share ownership guidelines, members of senior management are encouraged to acquire and maintain share holdings in our Common Stock in amounts expressed as a multiple of base salary. The guidelines provide for a four-year window within which the share ownership level is to be achieved. These ownership guidelines are designed to further align executive ownership, long-term strategic thinking and compensation programs to our performance and the interests of our stockholders.

The following multiples of base salary apply:

•	three times base salary for the Chief Executive Officer;

•	two times base salary for other executive officers and Vice President level employees.

The following will be counted in determining share ownership:

•	shares purchased on the open market;

•	shares owned jointly with or separately by spouse and/or children;

•	shares held by the individual in the Company’s 401(k) plan;

•	shares obtained through stock option exercise;

•	restricted stock or restricted stock units;

•	vested and “in the money” unexercised options, provided that these shares may not exceed 50% of the requirement total; and

•	shares purchased pursuant to the Company’s 2007 Employee Stock Purchase Plan or other employee purchase plans.

          Impact of Tax and Accounting Treatment on Compensation

          The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

          The Company seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company’s chief executive officer and any of the other four highest-paid executive officers, except for “performance-based compensation.” The Compensation Committee is aware of this limitation and considers the effects of Section 162(m) when making compensation decisions.

          Conclusion

          We believe our compensation policies and practices have attracted the best talent available, maintains their connection to the Company and aligns their long-term interests with our stockholders.

          Historical Compensation of our Executive Officers

          The following tables and descriptive materials set forth compensation information earned for services rendered to the Company by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers for fiscal year 2008 who were serving as executive officers at the end of fiscal year 2008. We refer to these persons collectively as our “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jeffrey H. Buchalter, Chairman of the Board, President and Chief Executive Officer	2008	853,271	1,568,436	1,176,603	1,111,500	178,974	4,888,784
	2007	773,558	974,657	2,136,283	1,162,500	208,495	5,255,493
	2006	672,115	624,094	1,385,352	1,050,000	155,313	3,886,874
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	2008	501,286	424,558	510,051	400,000	92,992	1,928,887
	2007	439,231	258,195	498,183	425,000	125,873	1,746,482
	2006	395,139	167,209	178,064	400,000	155,840	1,296,252
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	2008	532,857	422,954	700,866	320,000	38,872	2,015,549
	2007	498,293	256,589	688,998	350,000	26,235	1,820,115
	2006	461,538	161,341	357,398	300,000	11,296	1,291,573
Ralph del Campo, Executive Vice President, Technical Operations	2008	412,263	395,778	462,467	320,000	33,184	1,623,692
	2007	385,522	248,705	450,599	250,000	19,588	1,354,414
	2006	367,164	163,246	145,561	185,000	24,831	885,802
Paul S. Davit, Executive Vice President, Human Resources	2008	349,520	174,385	246,698	140,000	18,942	929,545
	2007	336,156	164,000	242,742	140,000	15,618	898,516
	2006	321,269	151,084	121,475	130,000	11,888	735,716

(1)

Dollar value of stock awards and option awards is based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R. Assumptions used in the calculations are included in the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; provided, that there is no assumed forfeiture rate in the calculation of the amounts shown above.

(2)	Includes cash bonus payments.

(3)	All Other Compensation for the years ended December 31, 2008, 2007 and 2006 includes:

For Mr. Buchalter, matching contribution to executive deferred compensation plan of $53,573, $46,957 and $25,038 for 2008, 2007 and 2006, respectively, matching contribution to 401(k) plan of $6,900, $6,750 and $7,500 for 2008, 2007 and 2006, respectively, tax preparation and financial planning fees of $41,268, $19,631 and $3,100 for 2008, 2007 and 2006, respectively, premium for life and disability insurance of $21,923, $23,510 and $19,124 for 2008, 2007 and 2006, respectively, use of company leased aircraft of $23,261, $0 and $79,892 for 2008, 2007 and 2006, respectively, use of company automobile and driver of $4,011, $3,570 and $3,275 for 2008, 2007 and 2006, respectively, home security of $70,806 for 2007, and tax make-whole payments of $28,038, $37,271 and $17,384 for 2008, 2007 and 2006, respectively.

For Mr. Tooman, matching contribution to executive deferred compensation plan of $21,250, $17,427 and $8,854 for 2008, 2007 and 2006, respectively, matching contribution to 401(k) plan of $6,900, $6,750 and $5,250 for 2008, 2007 and 2006, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $9,076 and $4,855 for 2008 and 2007, respectively, tax preparation and financial planning fees of $34,308, $22,272 and $6,340 for 2008, 2007 and 2006, respectively, home security of $72,910 and $132,350 for 2007 and 2006, respectively, and tax make-whole payments of $21,458, $1,659 and $3,046 for 2008, 2007 and 2006, respectively.

For Dr. Horak, matching contribution to executive deferred compensation plan of $19,891, $16,199 and $8,296 for 2008, 2007 and 2006, respectively, matching contribution to 401(k) plan of $6,900, $5,181 and $3,000 for 2008, 2007 and 2006, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $1,903 and $4,855 for 2008 and 2007, respectively, tax preparation and financial planning fees of $7,450 for 2008, and tax make-whole payments of $2,728 for 2008.

For Mr. del Campo, matching contribution to executive deferred compensation plan of $12,137, $0 and $6,515 for 2008, 2007 and 2006, respectively, matching contribution to 401(k) plan of $6,900, $5,729 and $7,375 for 2008, 2007 and 2006, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $4,193 and $3,020 for 2008 and 2007, respectively, tax preparation and financial planning fees of $7,800, $7,500 and $7,500 for 2008, 2007 and 2006, respectively, and tax make-whole payments of $2,154, $3,339 and $3,441 for 2008, 2007 and 2006, respectively.

For Mr. Davit, matching contribution to executive deferred compensation plan of $7,786, $6,235 and $4,388 for 2008, 2007 and 2006, respectively, matching contribution to 401(k) plan of $6,900, $6,750 and $7,500 for 2008, 2007 and 2006, respectively, and discount to market price for purchases under Employee Stock Purchase Plan of $4,256 and $2,633 for 2008 and 2007, respectively.

Grants of Plan-Based Awards in Last Fiscal Year

          The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans as well all other stock and option awards during the fiscal year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR ENDED DECEMBER 31, 2008

								All Other Stock Awards: Number of Shares of Stock or Units (#) (2)			Grant Date Fair Value of Stock and Option Awards ($)
									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/sh)

	Grant Date	Thresh -old ($)	Target ($)	Maximum ($)	Thresh -old (#)	Target (#)	Maximum (#)
Name

Jeffrey H.	1/17/08	—	—	—	—	—	—	200,000	—	—	1,864,00
Buchalter	12/31/08	—	855,000	1,710,000	—	—	—	—	—	—	0
											—

Craig A.	1/17/08	—	—	—	—	—	—	55,000	—	—	512,600
Tooman	12/31/08	—	303,000	606,000	—	—	—	—	—	—	—

Ivan D.	1/17/08	—	—	—	—	—	—	55,000	—	—	512,600
Horak	12/31/08	—	320,198	640,396	—	—	—	—	—	—	—

Ralph del	1/17/08	—	—	—	—	—	—	55,000	—	—	512,600
Campo	12/31/08	—	247,732	412,886	—	—	—	—	—	—	—

Paul S.	1/17/08	—	—	—	—	—	—	10,000	—	—	93,200
Davit	12/31/08	—	174,915	349,830	—	—	—	—	—	—	—

(1)

The actual amounts of the Non-Equity Incentive Plan Awards paid to our named executive officers are as reported in the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation”. For a description of the incentive program pursuant to which these awards were made, see “Compensation Discussion and Analysis – Components of the Compensation Package – Annual Performance-Based Incentive Compensation”.

(2)

Information relates to all restricted stock units granted to our named executive officers in 2008. All restricted stock units were granted under the 2001 Incentive Stock Plan and vest according to the following schedule: 33% on each of the first and second anniversaries of the grant date, and 34% on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth information with respect to unexercised options, and restricted stock awards and restricted stock units that have not vested for each of the named executive officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	OPTION AWARDS					STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Jeffrey H.	40,000	—	—	15.46	9/28/2014	30,000	174,900	30,000	174,900
Buchalter	725,000	—	—	13.54	12/22/2014	84,000	489,720	84,000	489,720
(2)	750,000	—	—	6.95	5/12/2015	198,100	1,154,923	198,100	1,154,923
	249,000	51,000	51,000	6.97	11/23/2015	66,667	388,669	66,667	388,669
	242,814	125,086	125,086	8.04	4/3/2016	200,000	1,166,000	200,000	1,166,000
	287,760	148,240	148,240	7.40	5/18/2016
	416,500	433,500	433,500	8.59	1/17/2017

Craig A.	125,000	—	—	13.08	1/5/2015	17,500	102,025	17,500	102,025
Tooman	50,000	—	—	6.95	5/12/2015	10,500	61,215	10,500	61,215
(3)	50,000	—	—	5.73	6/10/2015	7,000	40,810	7,000	40,810
	37,500	12,500	12,500	6.97	11/23/2015	55,800	325,314	55,800	325,314
	51,750	51,750	51,750	8.04	4/3/2016	16,667	97,169	16,667	97,169
	61,350	61,350	61,350	7.40	5/18/2016	55,000	320,650	55,000	320,650
	75,000	225,000	225,000	8.59	1/17/2017

Ivan D.	150,000	50,000	50,000	7.14	9/2/2015	35,000	204,050	35,000	204,050
Horak	26,250	8,750	8,750	6.97	11/23/2015	5,250	30,608	5,250	30,608
(4)	61,450	61,450	61,450	8.04	4/3/2016	66,200	385,946	66,200	385,946
	72,850	72,850	72,850	7.40	5/18/2016	16,667	97,169	16,667	97,169
	75,000	225,000	225,000	8.59	1/17/2017	55,000	320,650	55,000	320,650

Ralph del	100,000	—	—	18.40	10/2/2012	3,000	17,490	3,000	17,490
Campo	30,000	—	—	14.15	2/6/2014	10,500	61,215	10,500	61,215
(5)	30,000	—	—	15.13	3/26/2014	7,000	40,810	7,000	40,810
	50,000	—	—	6.95	5/12/2015	42,000	244,860	42,000	244,860
	37,500	12,500	12,500	6.97	11/23/2015	16,667	97,169	16,667	97,169
	39,000	39,000	39,000	8.04	4/3/2016	55,000	320,650	55,000	320,650
	46,250	46,250	46,250	7.40	5/18/2016
	75,000	225,000	225,000	8.59	1/17/2017

Paul S.	25,000	—	—	42.78	3/1/2012	3,000	17,490	3,000	17,490
Davit	25,000	—	—	42.78	3/1/2012	10,500	61,215	10,500	61,215
(6)	30,000	—	—	23.66	8/13/2012	7,000	40,810	7,000	40,810
	30,000	—	—	14.15	2/6/2014	31,900	185,977	31,900	185,977
	30,000	—	—	15.13	3/26/2014	10,000	58,300	10,000	58,300
	50,000	—	—	6.95	5/12/2015
	37,500	12,500	12,500	6.97	11/23/2015
	29,600	29,600	29,600	8.04	4/3/2016
	35,000	35,000	35,000	7.40	5/18/2016
	25,000	75,000	75,000	8.59	1/17/2017

(1)	Calculated by multiplying the number of shares or units by $5.83, the closing price of the Company’s Common Stock on December 31, 2008.

(2)

Of Mr. Buchalter’s unvested option awards, 51,000 options vest on November 23, 2009; 125,086 options vest in tranches of 62,543 options on each of April 3, 2009 and 2010; 148,240 options vest in tranches of 74,120 options on each of May 18, 2009 and 2010; and 433,500 options vest in tranches of 144,500 options on each of January 17, 2009, 2010 and 2011. Of Mr. Buchalter’s unvested restricted stock and restricted stock unit awards, 30,000 shares vest on December 22, 2009; 84,000 shares vest in tranches of 36,000 shares on November 23, 2009 and 48,000 shares on November 23, 2010; 198,100 shares vest in tranches of 59,430 shares on each of April 3, 2009 and 2010 and 79,240 shares on April 3, 2011; 66,667 shares vest in tranches of 33,333 on January 17, 2009 and 33,334 shares on January 17, 2010; and 200,000 shares vest in tranches of 66,666 on January 17, 2009 and 2010 and 66,668 on January 17, 2011.

(3)

Of Mr. Tooman’s unvested option awards, 12,500 options vest on November 23, 2009; 51,750 options vest in tranches of 25,875 options on April 3, 2009 and 2010; 61,350 options vest in tranches of 30,675 options on May 18, 2009 and 2010; and 225,000 options vest in tranches of 75,000 options on January 17, 2009, 2010 and 2011. Of Mr. Tooman’s unvested restricted stock and restricted stock unit awards, 17,500 shares vest in tranches of 7,500 shares on January 5, 2009 and 10,000 shares on January 5, 2010; 10,500 shares vest in tranches of 4,500 shares on May 12, 2009 and 6,000 shares on May 12, 2010; 7,000 shares vest in tranches of 3,000 shares on November 23, 2009 and 4,000 shares on November 23, 2010; 55,800 shares vest in tranches of 16,740 shares on April 3, 2009 and 2010 and 22,320 shares on April 3, 2011; 16,667 shares vest in tranches of 8,333 on January 17, 2009 and 8,334 shares on January 17, 2010; and 55,000 shares vest in tranches of 18,333 on January 17, 2009 and 2010 and 18,334 on January 17, 2011.

(4)

Of Dr. Horak’s unvested option awards, 50,000 options vest on September 2, 2009; 8,750 options vest on November 23, 2009; 61,450 options vest in tranches of 30,725 options on April 3, 2009 and 2010; 72,850 options vest in tranches of 36,425 options on May 18, 2009 and 2010; and 225,000 options vest in tranches of 75,000 options on January 17, 2009, 2010 and 2011. Of Dr. Horak’s unvested restricted stock and restricted stock unit awards, 35,000 vest in tranches of 15,000 shares on September 2, 2009 and 20,000 shares on September 2, 2010; 5,250 shares vest in tranches of 2,250 shares on November 23, 2009 and 3,000 shares vest on November 23, 2010; 66,200 shares vest in tranches of 19,860 shares on April 3, 2009, 2010 and 26,480 shares vest on April 3, 2011; 16,667 shares vest in tranches of 8,333 on January 17, 2009 and 8,334 shares on January 17, 2010; and 55,000 shares vest in tranches of 18,333 on January 17, 2009 and 2010 and 18,334 on January 17, 2011.

(5)

Of Mr. del Campo’s unvested option awards, 12,500 options vest on November 23, 2009; 39,000 options vest in tranches of 19,500 options on April 3, 2009 and 2010; 46,250 options vest in tranches of 23,125 options on May 18, 2009 and 2010; and 225,000 options vest in tranches of 75,000 options on January 17, 2009, 2010 and 2011. Of Mr. del Campo’s unvested restricted stock and restricted stock unit awards, 3,000 shares vest on February 6, 2009; 10,500 shares vest in tranches of 4,500 shares on May 12, 2009 and 6,000 shares on May 12, 2010; 7,000 shares vest in tranches of 3,000 shares on November 23, 2009 and 4,000 shares on November 23, 2010; 42,000 shares vest in tranches of 12,600 shares on April 3, 2009 and 2010 and 16,800 shares on April 3, 2011; 16,667 shares vest in tranches of 8,333 on January 17, 2009 and 8,334 shares on January 17, 2010; and 55,000 shares vest in tranches of 18,333 on January 17, 2009 and 2010 and 18,334 on January 17, 2011.

(6)

Of Mr. Davit’s unvested option awards, 12,500 options vest on November 23, 2009; 29,600 options vest in tranches of 14,800 options on each of April 3, 2009 and 2010; 35,000 options vest in tranches of 17,500 options on May 18, 2009 and 2010; and 75,000 options vest in tranches of 25,000 options on January 17, 2009, 2010 and 2011. Of Mr. Davit’s unvested restricted stock and restricted unit awards, 3,000 shares vest on February 6, 2009; 10,500 shares vest in tranches of 4,500 shares on May 12, 2009 and 6,000 shares on May 12, 2010; 7,000 shares vest in tranches of 3,000 shares on November 23, 2009 and 4,000 shares on November 23, 2010; 31,900 shares vest in tranches of 9,570 shares on April 3, 2009 and 2010 and 12,760 shares on April 3, 2011; and 10,000 shares vest in tranches of 3,333 on January 17, 2009 and 2010 and 3,334 on January 17, 2011.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2008

          The following table sets forth the information with respect to the named executive officers concerning option exercises and stock vested on an aggregated basis for the fiscal year ended December 31, 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2008

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jeffrey H. Buchalter	—	—	91,834	612,038
Craig A. Tooman	—	—	23,334	202,443
Ivan D. Horak	—	—	25,584	222,813
Ralph del Campo	—	—	28,084	244,080
Paul S. Davit	—	—	19,750	166,408

(1)	Calculated by multiplying the number of shares or units by the closing price of the Company’s Common Stock on the date of vesting.

          Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

          The following table sets forth the information with respect to the named executive officers concerning compensation deferred under our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

Jeffrey H. Buchalter	1,271,383	53,573	49,385	861,807	1,552,816
Craig A. Tooman	42,500	21,250	(44,164)	—	448,271
Ivan D. Horak	40,000	19,891	(17,493)	4,257	96,809
Ralph del Campo	24,273	12,137	12,993	—	569,832
Paul S. Davit	157,463	7,786	(74,469)	232,478	292,812

          See “Compensation Discussion and Analysis – Components of the Compensation Package – Executive Deferred Compensation Plan” for a discussion of the terms of our Executive Deferred Compensation Plan.

          Potential Payments Upon Termination or Change in Control

          The potential termination and change in control-related payments described below were calculated in accordance with the terms of the individual’s employment agreements with us described above under “Executive Officer Agreements”. In accordance with SEC rules, the amounts below have all been calculated as of December 31, 2008 using, where applicable, the closing price of Enzon common stock as of such date.

          Jeffrey H. Buchalter

          As of December 31, 2008, in the absence of a change in control, the total severance payments that would have been due to Mr. Buchalter if his employment agreement had been terminated without cause or for good reason would have been $4,587,495, and 757,826 stock options, 230,000 shares of restricted stock and 348,767 restricted stock units having a value of $0, $1,340,900 and $2,033,312, respectively, would have become vested.

          As of December 31, 2008, if a change in control were to have occurred and his employment agreement had been terminated without cause or for good reason as provided in his employment agreement, the total change of control payments that would have been due to Mr. Buchalter would have been $ 6,383,041, and 757,826 stock options, 230,000 shares of restricted stock and 348,767 restricted stock units having a value of $0, $1,340,900 and $2,033,312, respectively, would have become vested. In addition, as of December 31, 2008, the amount of additional payments to be made to Mr. Buchalter to make him whole for excise taxes is estimated to be approximately $3,400,858.

          Craig Tooman

          As of December 31, 2008, in the absence of a change in control, the total severance payments that would have been due to Mr. Tooman if his employment agreement had been terminated without cause or for good reason would have been $1,226,889, and 350,600 stock options, 72,500 shares of restricted stock and 89,967 restricted stock units, having a value of $0, $422,675 and $524,508, respectively, would have become vested.

          As of December 31, 2008, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his employment agreement, the total payments that would have been due to Mr. Tooman would have been $2,067,258, and 350,600 stock options, 72,500 shares of restricted stock and 89,967 restricted stock units having a value of $0, $422,675 and $524,508 respectively, would have become vested. In addition, as of December 31, 2008, the amount of additional payments to be made to Mr. Tooman to make him whole for excise taxes is estimated to be approximately $896,554.

          Ivan D. Horak, M.D.

          As of December 31, 2008, in the absence of a change in control, the total severance payments that would have been due to Dr. Horak if his employment agreement had been terminated without cause or for good reason would have been $1,276,814, and 418,050 stock options, 55,000 shares of restricted stock and 123,117 restricted stock units, having a value of $0, $320,650 and $717,772, respectively, would have become vested.

          As of December 31, 2008, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his employment agreement, the total payments that would have been due to Dr. Horak would have been $2,138,507, and 418,050 stock options, 55,000 shares of restricted stock and 123,117 restricted stock units having a value of $0, $320,650 and $717,772, respectively, would have become vested.

          Ralph del Campo

          As of December 31, 2008, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his severance agreement, the total payments that would have been due to Mr. del Campo would have been $1,622,355, and 322,750 stock options, 55,000 shares of restricted stock and 79,167 restricted stock units having a value of $0, $320,650 and $461,544, respectively, would have become vested.

          Paul S. Davit

          As of December 31, 2008, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his severance agreement, the total payments that would have been due to Mr. Davit would have been $1,314,452, and 152,100 stock options, 10,000 shares of restricted stock and 52,400 restricted stock units having a value of $0, $58,300 and $305,492, respectively, would have become vested.

          The Compensation Committee has established a policy providing that the Company shall not make or enter into any new commitments to make any additional payments to executive officers to make them whole with respect to taxes incurred in connection with any change in control, provided, that the Company intends to comply with the existing employment agreements with Messrs. Buchalter and Tooman providing for additional payments to be made to make them whole for excise taxes in connection with a change of control.

          Section 16(a) Beneficial Ownership Reporting Compliance

          Ownership of and transactions in the Company’s Common Stock by executive officers and directors of the Company and owners of 10% or more of the Company’s outstanding Common Stock are required to be reported to the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the Company’s review of such reports and written representations from certain reporting persons, during the fiscal year ended December 31, 2008, all such reports were filed in a timely manner, except that one Form 4 for Dr. Horak was filed six business days late, and one Form 4 for Dr. Geltosky was filed seven business days late.

REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended December 31, 2008.

THE COMPENSATION COMMITTEE
Goran A. Ando, M.D., Chairman
Rolf A. Classon
Victor P. Micati

TRANSACTIONS WITH RELATED PERSONS

          The Board of Directors has adopted a formal written policy that the Company not enter into any “related party transaction” (defined consistent with Item 404 of Regulation S-K) unless the Finance and Audit Committee or a comparable committee of disinterested directors approves such transaction. No member of the Finance and Audit Committee or comparable committee shall participate in the review or approval of any related party transaction or any material amendment thereto where that member is a related party in that transaction. In reviewing and approving any related party transaction or any material amendment thereto, the Finance and Audit Committee or comparable committee shall satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or material amendment, and shall determine that the related party transaction or material amendment thereto is fair to the Company. There were no related party transactions during the year ended December 31, 2008.

REPORT OF THE FINANCE AND AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

          The Company’s Finance and Audit Committee consists of four independent members of the Board of Directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002, March 15, 2006 and February 25, 2009.

          The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent auditors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the maintenance of policies and internal controls necessary to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and conducting an audit of the Company’s consolidated financial statements and effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements and performing such other procedures required by applicable Statements of Auditing Standards or requested by the Committee. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

          The Finance and Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management. Furthermore, the Finance and Audit Committee has discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. Also, the Finance and Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Committee concerning independence, and has discussed with KPMG such auditing firm’s independence. Based on these reviews and discussions the Finance and Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the last fiscal period for filing such report with the SEC.

THE FINANCE AND AUDIT COMMITTEE
Robert C. Salisbury, Chairman
Rolf A. Classon
Robert LeBuhn
Phillip M. Renfro

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of April 6, 2009 concerning stock ownership of all persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s voting stock, each director, each nominee for director, each current executive officer named in the Summary Compensation Table and all directors and current executive officers of the Company as a group:

Name and Address of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Voting Stock Outstanding(3)

Jeffrey H. Buchalter	3,480,557	(4)	7.21%

Dr. Goran A. Ando	111,941	(5)	*

Rolf A. Classon	136,636	(6)	*

Dr. Alexander J. Denner	―		―

Dr. John Geltosky	10,425	(7)	*

Robert LeBuhn	187,835	(8)	*

Victor P. Micati	111,941	(9)	*

Richard C. Mulligan	―		―

Phillip M. Renfro	71,784	(10)	*

Robert C. Salisbury	95,973	(11)	*

Paul S. Davit	447,516	(12)	*

Ralph del Campo	661,146	(13)	1.44

Dr. Ivan D. Horak	643,382	(14)	1.40

Craig A. Tooman	701,251	(15)	1.53

Group comprised of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc. and BIAM (US) Inc., 276 Post Road West, Westport, CT 06880-4704.	8,248,435	(16)	18.21

Group comprised of Highbridge International LLC, Highbridge Convertible Opportunities Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca, c/o Harmonic Fund Services, The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies (for Highbridge International LLC); Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, British West Indies (for Highbridge Convertible Opportunities Master Fund, L.P.); 9 West 57th Street, 27th Floor, New York, NY 10019 (for Highbridge Capital Management, LLC and Messrs. Dubin and Swieca).

	4,492,144	(17)	9.02

Group comprised of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, 461 Fifth Avenue, 10th Floor, New York, NY 10017.	3,631,058	(18)	7.93

Group comprised of Carl C. Icahn and affiliated entities, 767 Fifth Avenue, 47th Floor, New York, NY 10153.	3,521,075	(19)	7.77

Group comprised of Renaissance Technologies LLC and James H. Simons, 800 Third Avenue, New York, NY 10022.	3,387,784	(20)	7.48

Group comprised of Barclays Global Investors, NA and Barclays Global Fund Advisors, 400 Howard Street, San Francisco, CA 94105.	3,073,885	(21)	6.79

Group comprised of Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, and Banc of America Investment Advisors, Inc., 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.	2,773,528	(22)	6.12

Group comprised of Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc., and Citigroup Inc., 388 Greenwich Street, New York, NY 10013 (for Citigroup Global Markets Inc., Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc.); 399 Park Avenue, New York, NY 10043 (for Citigroup Inc.).	2,771,422	(23)	6.12

Group comprised of Deutsche Bank AG, Deutsch Bank AG, London Branch, and Deutsche Bank Securities, Inc., Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.	2,764,648	(24)	6.10

OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, New York, NY 10281.	2,734,574	(25)	6.04

UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG), Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.	2,605,121	(26)	5.75

All Executive Officers and Directors as a group (14 persons)	6,660,387	(27)	13.11

          * Less than one percent

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)

All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act and the beneficial owner has sole voting and dispositive power, subject to community property laws where applicable. A person’s beneficial ownership includes unvested shares of restricted Common Stock.

(3)

Based on 45,292,050 shares of Common Stock which were issued and outstanding as of April 6, 2009. Each share of Common Stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of April 6, 2009 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of April 6, 2009 plus (B) the number of shares of Common Stock issuable upon exercise of options held by such stockholder and which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009 plus (C) restricted stock units held by such stockholder which vest within 60 days after April 6, 2009.

(4)	Includes 2,992,237 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(5)	Includes 86,227 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(6)	Includes 106,227 shares subject to options which were exercisable as of April 6, 2009 will become exercisable within 60 days after April 6, 2009.

(7)	Includes 7,644 shares subject to options which were exercisable as of April 6, 2009 will become exercisable within 60 days after April 6, 2009.

(8)	Includes 96,227 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(9)	Includes 86,227 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(10)	Includes 56,227 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(11)	Includes 71,227 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(12)

Includes (i) 374,400 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009, and (ii) 4,500 restricted stock units which shall vest within 60 days after April 6, 2009.

(13)

Includes (i) 525,375 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009, and (ii) 4,500 restricted stock units which shall vest within 60 days after April 6, 2009.

(14)	Includes 527,700 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009.

(15)

Includes (i) 582,150 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009, and (ii) 4,500 restricted stock units which shall vest within 60 days after April 6, 2009.

(16)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 4, 2009. Iridian Asset Management LLC (“Iridian”) has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment advisor under its investment management agreements. Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 8,248,435 shares of Common Stock. Iridian, The Governor and Company of the Bank of Ireland (“Bank of Ireland”), BIAM Holdings (“Holdings”), BancIreland (US) Holdings, Inc. (“BancIreland”) and BIAM (US) Inc. (“BIAM”) each reported shared voting and dispositive power with respect to all 8,248,435 shares. BIAM, as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM. Holdings, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Holdings.

(17)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 12, 2009. Includes (i) 4.0% Convertible Senior Notes due 2013 convertible into 3,968,584 shares of Common Stock issuable to Highbridge International LLC and (ii) 4.0% Convertible Senior Notes due 2013 convertible into 523,560 shares of Common Stock issued to Highbridge Convertible Opportunities Master Fund, L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Convertible Opportunities Master Fund L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P.

(18)

Information concerning stock ownership was obtained from Amendment No. 12 to the Schedule 13D filed with the SEC on March 2, 2009, by DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato. The 3,631,058 shares of Common Stock beneficially owned are comprised of: (a) 3,107,498 shares of Common Stock and (b) 4% Convertible Senior Notes due 2013 convertible into 523,560 shares of Common Stock. The foregoing entities and individuals reported shared voting and dispositive power with respect to all 3,631,058 shares.

(19)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13D filed with the SEC on January 29, 2009 by Carl C. Icahn and various entities affiliated with him. Mr. Icahn and entities affiliated with him have reported sole voting and dispositive power over all 3,521,075 shares of Common Stock. In addition, Mr. Icahn and entities affiliated with him have reported a long economic exposure to an aggregate of 3,093,032 shares of Common Stock through derivative agreements.

(20)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13G filed with the SEC on February 13, 2009. Includes shares beneficially held by Renaissance Technologies LLC (“Renaissance”) and James H. Simons, the control person of Renaissance. Renaissance and Dr. Simons have each reported sole voting and dispositive power with respect to all 3,387,784 shares of Common Stock. Certain funds and accounts managed by Renaissance have the right to receive dividends and proceeds from the sale of the shares filed on the Schedule 13G. RIEF Trading LLC holds of record more than 5% of such shares.

(21)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 5, 2009. Barclays Global Investors, NA reported sole voting power with respect to 1,205,728 shares of Common Stock and sole dispositive power with respect to 1,394,985 shares. Barclays Global Fund Advisors reported sole voting and dispositive power with respect to 1,678,900 shares of Common Stock. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(22)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 12, 2009. Bank of America Corporation and NB Holdings Corporation each reported shared voting power with respect to 2,773,528 shares of Common Stock and shared dispositive power with respect to 2,773,464 shares of Common Stock. BAC North America Holding Company and BANA Holding Corporation each reported shared voting and dispositive power with respect to 62,183 shares of Common Stock. Bank of America, NA reported sole voting power with respect to 58,164 shares of Common Stock, shared voting power with respect to 4,019 shares of Common Stock, sole dispositive power with respect to 58,120 shares of Common Stock and shared dispositive power with respect to 3,999 shares of Common Stock. Columbia Management Group, LLC reported shared voting and dispositive power with respect to 3,955 shares of Common Stock. Columbia Management Advisors, LLC reported sole voting and dispositive power with respect to 3,955 shares of Common Stock. Banc of America Securities Holdings Corporation reported shared voting and dispositive power with respect to 2,711,345 shares of Common Stock. Banc of America Securities LLC reported sole voting and dispositive power with respect to 2,711,345 shares of Common Stock. Banc of America Investment Advisors, Inc. reported shared voting power with respect to 64 shares of Common Stock.

(23)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 11, 2009. Citigroup Global Markets Inc. reported shared voting and dispositive power with respect to 2,769,845 shares of Common Stock. Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. each reported shared voting and dispositive power with respect to 2,769,860 shares of Common Stock. Citigroup Inc. reported shared voting and dispositive power with respect to 2,771,422 shares of Common Stock.

(24)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 6, 2009. Deutsche Bank AG reported sole voting and dispositive power with respect to 2,764,648 shares of Common Stock. Deutsche Bank AG, London Branch reported sole voting and dispositive power with respect to 1,873,995 shares of Common Stock. Deutsche Bank Securities, Inc. reported sole voting and dispositive power with respect to 890,653 shares of Common stock.

(25)

Information concerning stock ownership obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on January 26, 2009. OppenheimerFunds, Inc. reported shared voting and dispositive power with respect to all 2,734,574 shares of Common Stock.

(26)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 13, 2009. UBS AG and certain of its subsidiaries reported sole voting and dispositive power with respect to all 2,605,121 shares of Common Stock.

(27)

Includes 5,511,868 shares subject to options which were exercisable as of April 6, 2009 or which will become exercisable within 60 days after April 6, 2009 and 16,281 restricted stock units which shall vest within 60 days after April 6, 2009.

PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

          The Finance and Audit Committee of the Board of Directors, pursuant to authority granted by the Board of Directors, has approved the retention of KPMG LLP (“KPMG”), independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2009. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

Pre-Approval Policies and Procedures

          The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. The Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. The Audit Committee has delegated authority to the Chair of the Committee to approve any services not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

          The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007

Audit Fees (1)	$845,300	$794,700
Audit-Related Fees (2)	685,600	—
All Other Fees	—	—
Total Fees	$1,530,900	$794,700

(1)

Includes services relating to the audit of the Company’s annual consolidated financial statements, review of quarterly financial statements, issuance of consents, review of documents filed with the SEC, accounting consultations, and the audit of management effectiveness of internal controls over financial reporting.

(2)	Includes services relating to the audit of the financial statements of Evivrus, Inc. in connection with the considered spin-off of the Company’s biotechnology business.

          The Finance and Audit Committee has considered whether the provision of services by KPMG is compatible with maintaining KPMG’s independence and concluded that KPMG is “independent”.

          The Board of Directors recommends a vote FOR ratification of the selection of KPMG, independent registered public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2009 (Proposal No. 2 on the Proxy Card).

ANNUAL REPORT TO STOCKHOLDERS

          The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008 accompanies this Proxy Statement.

STOCKHOLDER PROPOSALS

          Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Enzon Pharmaceuticals, Inc., at 685 Route 202/206, Bridgewater, New Jersey 08807, and must be received by December 14, 2009. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 29, 2010. The Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws not later than January 29, 2010 and not earlier than December 22, 2009.

OTHER MATTERS

          A shareholder has submitted a non-binding proposal (the “Proposal”) recommending and requesting that the Board promptly appoint a special committee comprised solely of independent directors, with at least one member of the committee being a director elected at the Annual Meeting, to evaluate strategic and financial alternatives to enhance stockholder value, and that the committee avail itself of independent legal and investment banking advisors not previously engaged by the Company, as the committee determines in its sole discretion.

          Approval of the Proposal requires the favorable vote of a majority of the Common Shares present at the Annual Meeting and entitled to vote thereon. Abstentions from voting will have the same effect as voting against the Proposal, and broker non-votes will be disregarded and have no effect on the outcome of the vote. The Board’s designated proxyholders (who are identified on the enclosed proxy card) have discretionary authority to vote on the Proposal and will exercise that discretionary authority to vote “AGAINST” the Proposal.

          Other than the Proposal, the Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your Common Shares will be voted in accordance with the discretion of the designated proxyholders.

          IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,

Paul S. Davit
Corporate Secretary

Bridgewater, New Jersey
April 13, 2009

Proxy Card

ENZON PHARMACEUTICALS, INC.

Annual Meeting of Stockholders May 21, 2009
This Proxy Is Solicited on Behalf of the Board of Directors

          Jeffrey H. Buchalter and Craig A. Tooman and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Enzon Pharmaceuticals, Inc. (the “Company”) to be held on May 21, 2009 or any adjournment(s), postponement(s), or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

          UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1 AND 2.

(1)	Election of the following nominees as Class I Directors to serve in such capacities until their successors are duly elected and qualified:

Alexander J. Denner	Richard C. Mulligan

/ / FOR all nominees	/ / WITHHOLD authority for all nominees

(Authority to vote for any individual nominee(s) may be withheld by marking the “FOR” box above and lining through the name(s) of such nominee(s).)

(2)	Ratification of the selection of KPMG LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2009.

/ / FOR	/ / AGAINST	/ / ABSTAIN

/ /	Please check this box if you expect to attend the Annual Meeting in person.

(Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Date:	, 2009

Sign Here

Signature (if held jointly)

Capacity (Title or Authority, i.e. Executor, Trustee)

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.